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                                                                     EXHIBIT 4.4



                           LENNOX INTERNATIONAL, INC.

                       NONEMPLOYEE DIRECTORS' COMPENSATION

                                AND DEFERRAL PLAN

                                 JANUARY 1, 1999


I.       OBJECTIVE AND PURPOSE:

                  The purpose of the NONEMPLOYEE DIRECTORS' COMPENSATION AND DEFERRAL PLAN, (the "Plan") is to provide a procedure whereby members of the Board of Directors of LENNOX INTERNATIONAL, INC. (the "Company") who are not also employees of the Company may enter into a contractual agreement to receive all or part of the annual cash retainer payable by the Company to the Directors on account of their services as Directors (excluding fees payable to Directors for services as members of one or more committees of the Board) in the form of common stock of the Company, and, to the extent not taken in stock, to defer 25 percent or more of the cash retainer to the Director's termination of service on the Board of Directors.

II.      PLAN ADMINISTRATION:

                  The Plan will be administered by the Company's Board of Directors (the "Board"). Full power to interpret, construe and administer the Plan shall, except as otherwise provided in this Plan, be vested in the Board. All actions of the Board shall be by majority vote. The expense of administering the Plan shall be borne by the Company and shall not be charged against benefits payable hereunder. No member of the Board may participate in any decision affecting his particular participation, benefits or any other right or obligation affecting him hereunder.

III.     ELIGIBILITY AND PARTICIPATION:

                  Directors of the Company who are not full-time employees of the Company are eligible to participate in the Plan. Amounts subject to deferral will be evidenced by an individual Deferred Compensation Agreement (the "Agreement") between the Company and the individual Director. Each such Agreement shall indicate the amount to be deferred and the Beneficiary or Beneficiaries to receive payment in the event of the Director's death.



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IV.      ELECTIONS:

                  The annual retainer paid to a Director by the Company shall be paid in equal quarterly installments in the form of common stock of the Company ("Shares") and in cash in such proportions as may be elected hereunder by the Director; provided, however, that a minimum amount each year, currently $5,000, and as hereafter established by the Board, shall be paid to the Director in Shares. The number of whole Shares to be transferred to a Director each quarter shall be determined by dividing the amount of the retainer to be paid in Shares that quarter by the fair market value of a Share as of the last business day preceding the date of such determination. For this purpose, fair market value shall mean the value determined most recently by an independent appraiser if shares are not then publicly traded, or the closing price on the principal stock exchange on which such Shares are listed, if Shares are then publicly traded. Prior to the beginning of a calendar year, or prior to the beginning of his tenure if the Director begins service during a year, the Director may elect to defer payment of at least 25 percent, and up to the entire amount of the annual cash retainer to be paid to such Director for services to be rendered in his capacity as a Director during the calendar year. The Director shall execute his Agreement to participate in the Plan on a form provided by the Board. An election to defer a cash retainer shall be irrevocable once made, and it shall continue to be effective in succeeding years unless revoked or revised at least 30 days prior to the beginning of any calendar year.

V.       MAINTENANCE OF ACCOUNT:

                  The Company shall credit to an account established on the Company's books in the name of each participating Director the amount elected to be deferred for each year by the Director. Interest shall be credited to each such account on a monthly basis at an annual rate equal to the prime rate charged by the Company's lenders plus one percent per annum.

VI.      DISTRIBUTION OF BENEFITS UNDER THE PLAN:

                  Subject to the terms and conditions mentioned below, the value of a Director's account under the Plan shall be paid in a cash lump sum as soon as practicable following the Director's termination of service as a director of the Company. If the Director has elected, on a form provided by the Board, not later than the calendar year prior to such Director's termination, his payments shall be in the form of annual installments over a period of three years, beginning as soon as practicable following the termination of the Participant's directorship with the Company.

         (a)      Attainment of Age 70.

                           Notwithstanding anything herein to the contrary, upon a Director's attainment of age 70, the value of his account shall be paid, in a lump sum or installments, as previously elected by the Director.



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         (b)      Death of a Director.

                           In the event that a Director shall die at any time prior to the complete distribution of all amounts payable to him under the Plan, the remaining unpaid value of his account shall be paid to the Beneficiary or Beneficiaries designated by the Director, or in the absence of any such designation, to his estate.

         (c)      Acceleration of Payment.

                           Notwithstanding anything herein to the contrary, the value of a Director's account shall be paid to him in a lump sum as soon as practicable following: (1) his termination of service due to disability; (2) a Change of Control (as defined in Exhibit A hereto) of the Company or (3) a severe financial hardship of the Director, as determined in the sole discretion of the Board.

VII.     ASSIGNMENT:

                  No Director or Beneficiary of a Director shall have any right to assign, pledge, hypothecate, anticipate or in any way create a lien upon any amounts payable hereunder. No amounts payable hereunder shall be subject to assignment or transfer or otherwise be alienable, either by voluntary or involuntary act or by operation of law, or subject to attachment, execution, garnishment, sequestration or other seizure under any legal, equitable or other process, or be liable in any way for the debts or defaults of a Director.

VIII.    WITHHOLDING:

                  Any taxes required to be withheld from payments to a Director hereunder shall be deducted and withheld by the Company.

IX.      AMENDMENT AND TERMINATION:

                  This Plan may be amended in whole or in part, prospectively or retroactively, by action of the Company's Board of Directors and may be terminated at any time by action of the Board of Directors; provided, however, that no such amendment or termination shall reduce any amount payable hereunder to the extent such amount accrued prior to the date of amendment or termination.

X.       RIGHTS TO PARTICIPATION:

                  The Company's sole obligation to Directors and their Beneficiaries shall be to make payment as provided hereunder and in any Agreement. All payments shall be made from the general assets of the Company and no Director shall have any right hereunder to any specific assets of the Company.



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XI.      BINDING PROVISIONS:

                  All of the provisions of this Plan shall be binding upon all persons who shall be entitled to any benefits hereunder, and their heirs and personal representatives.

XII.     EFFECTIVE DATE:

                  This Plan shall be effective for compensation earned commencing January 1, 1999.

XIII.    GOVERNING LAW:

                  This Plan and all determinations made and actions taken pursuant hereto shall be governed by the law of the State of Texas and shall be construed accordingly.


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                                    EXHIBIT A

         As used in this Exhibit A, the terms set forth below shall have the following respective meanings:

                  "Beneficial Owner" shall mean, with reference to any securities, any Person if:

                           (i) such Person is the "beneficial owner" of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act, as in effect on the date of this Agreement) such securities; provided, however, that a Person shall not be deemed the "Beneficial Owner" of, or to "beneficially own," any security under this subsection (i) as a result of an agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding: (x) arises solely from a revocable proxy or consent given in response to a public (i.e., not including a solicitation exempted by Rule 14a-2(b)(2) of the General Rules and Regulations under the Exchange Act) proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the Exchange Act and (y) is not then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report); or

                           (ii) such Person is a member of a group (as that term is used in Rule 13d- 5(b) of the General Rules and Regulations under the Exchange Act) that includes any other Person that beneficially owns such securities;

provided, however, that a Person shall not be deemed the "Beneficial Owner" of, or to "beneficially own" any security held by a Norris Family Trust with respect to which such Person acts in the capacity of trustee, personal representative, custodian, administrator, executor or other fiduciary; provided, further, that nothing in this definition shall cause a Person engaged in business as an underwriter of securities to be the Beneficial Owner of, or to "beneficially own," any securities acquired through such Person's participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition. For purposes hereof, "voting" a security shall include voting, granting a proxy, consenting or making a request or demand relating to corporate action (including, without limitation, a demand for a stockholder list, to call a stockholder meeting or to inspect corporate books and records) or otherwise giving an authorization (within the meaning of Section 14(a) of the Exchange Act) in respect of such security.

                  The terms "beneficially own" and "beneficially owning" shall have meanings that are correlative to this definition of the term "Beneficial Owner."

                  "Change of Control" shall mean any of the following occurring on or after the effective date of the Plan:



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                           (i) Any Person (other than an Exempt Person) shall
         become the Beneficial Owner of 35% or more of the shares of Common Stock then outstanding or 35% or more of the combined voting power of the Voting Stock of the Company then outstanding; provided, however, that no Change of Control shall be deemed to occur for purposes of this subsection (i) if such Person shall become a Beneficial Owner of 35% or more of the shares of Common Stock or 35% or more of the combined voting power of the Voting Stock of the Company solely as a result of
         (x) an Exempt Transaction or (y) an acquisition by a Person pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (x), (y) and (z) of subsection (iii) of this definition are satisfied;

                           (ii) Individuals who, as of the effective date of the Plan, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date of the Plan whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; provided, further, that there shall be excluded, for this purpose, any such individual whose initial assumption of office occurs as a result of any actual or threatened election contest that is subject to the provisions of Rule 14a-11 under the Exchange Act;

                           (iii) Approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (x) more than 65% of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding Voting Stock of such corporation is beneficially owned, directly or indirectly, by all or substantially all of the Persons who were the Beneficial Owners of the outstanding Common Stock immediately prior to such reorganization, merger or consolidation (ignoring, for purposes of this clause (x), the first proviso in the definition of "Beneficial Owner" set forth above) in substantially the same proportions as their ownership immediately prior to such reorganization, merger or consolidation of the outstanding Common Stock, (y) no Person (excluding any Exempt Person or any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 35% or more of the Common Stock then outstanding or 35% or more of the combined voting power of the Voting Stock of the Company then outstanding) beneficially owns, directly or indirectly, 35% or more of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding Voting Stock of such corporation and (z) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement or initial action by the Board providing for such reorganization, merger or consolidation; or



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                           (iv) Approval by the shareholders of the Company of
         (x) a complete liquidation or dissolution of the Company, unless such liquidation or dissolution is approved as part of a plan of liquidation and dissolution involving a sale or disposition of all or substantially all of the assets of the Company to a corporation with respect to which, following such sale or other disposition, all of the requirements of clauses (y)(A), (B) and (C) of this subsection (iv) are satisfied, or (y) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which, following such sale or other disposition, (A) more than 65% of the then outstanding shares of common stock of such corporation and the combined voting power of the Voting Stock of such corporation is then beneficially owned, directly or indirectly, by all or substantially all of the Persons who were the Beneficial Owners of the outstanding Common Stock immediately prior to such sale or other disposition (ignoring, for the purposes of this clause (y)(A), the first proviso in the definition of "Beneficial Owner" set forth above) in substantially the same proportions as their ownership, immediately prior to such sale or other disposition, of the outstanding Common Stock, (B) no Person (excluding any Exempt Person and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 35% or more of the Common Stock then outstanding or 35% or more of the combined voting power of the Voting Stock of the Company then outstanding) beneficially owns, directly or indirectly, 35% or more of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding Voting Stock of such corporation and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or initial action of the Board providing for such sale or other disposition of assets of the Company.

                  "Common Stock" shall mean the common stock, par value $.01 per share, of the Company.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                  "Exempt Person" shall mean (i) the Company, any subsidiary of the Company, any employee benefit plan of the Company or any subsidiary of the Company, and any Person organized, appointed or established by the Company for or pursuant to the terms of any such plan and (ii) any Person who is shown under the caption "Principal and Selling Stockholders" in the Company's Registration Statement on Form S-1 related to the initial public offering of the Common Stock as beneficially owning (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act, as in effect on the date of this Agreement) five percent or more of the Common Stock unless and until such Person individually becomes the Beneficial Owner, other than as a result of a distribution from a Norris Family Trust, of an amount of Common Stock that is 103% or more of the amount of such Common Stock beneficially owned by such Person on the date the Registration Statement is declared effective by the Securities and Exchange Commission.



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                  "Exempt Transaction" shall mean an increase in the percentage of the outstanding shares of Common Stock or the percentage of the combined voting power of the outstanding Voting Stock of the Company beneficially owned by any Person solely as a result of a reduction in the number of shares of Common Stock then outstanding due to the repurchase of Common Stock by the Company, unless and until such time as such Person shall purchase or otherwise become the Beneficial Owner of additional shares of Common Stock constituting 3% or more of the then outstanding shares of Common Stock or additional Voting Stock representing 3% or more of the combined voting power of the then outstanding Voting Stock.

                  "Norris Family Trust" shall mean any trust, estate, custodianship or other fiduciary arrangement (collectively, a "Family Entity") formed, owned, held, or existing primarily for the benefit of the lineal descendants of D.W. Norris, but only if such Family Entity shall not at any time hold Common Stock or Voting Stock of the Company with the primary purpose of effecting with respect to the Company (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation (ii) a sale or transfer of a material amount of assets, (iii) any material change in capitalization, (iv) any other material change in business or corporate structure or operations, (v) changes in corporate charter or bylaws, or (vi) a change in the composition of the Board or of the members of senior management.

                  "Person" shall mean any individual, firm, corporation, partnership, association, trust, unincorporated organization or other entity.

                  "Voting Stock" shall mean, with respect to a corporation, all securities of such corporation of any class or series that are entitled to vote generally in the election of directors of such corporation (excluding any class or series that would be entitled so to vote by reason of the occurrence of any contingency, so long as such contingency has not occurred).




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